The J. M. Smucker Company Announces Preliminary Second Quarter Results and Updates Fiscal 2015 Outlook

ORRVILLE, Ohio, Nov. 12, 2014 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced preliminary results for the second quarter ended October 31, 2014, and updated its 2015 fiscal year outlook.

The Company expects second quarter net sales to decrease 5 percent in fiscal 2015, compared to 2014. Income per diluted share excluding certain items affecting comparability is anticipated to be $1.53 for the second quarter of 2015, consistent with 2014. Net income per diluted share is expected to be $1.55 for the second quarter of 2015, compared to $1.46 for the second quarter of 2014.

The Company's second quarter results were significantly impacted by volume declines in its U.S. Retail Coffee segment. Coffee segment volume and net sales in the second quarter of 2015 are expected to reflect a decrease of approximately 18 percent and 10 percent, respectively, compared to 2014.

The Company cited this was driven by a 20 percent decrease in volume for its Folgers® brand, due primarily to consumer response to higher promoted price points for its roast and ground coffee offerings in the second quarter as compared to the first quarter of this fiscal year. Increased pricing was driven by higher green coffee costs. The Company stated reduced promotional effectiveness and competitive activity also contributed to the declines. Segment profit is anticipated to decrease 16 percent for the U.S. Retail Coffee segment during the second quarter of 2015, compared to 2014.

"Our second quarter fell short of expectations primarily driven by our coffee business. Our rapid ascent of coffee prices to reflect higher green coffee costs took its toll on volume. The balance of our businesses performed well," commented Richard Smucker, Chief Executive Officer. "As we move into the second half, we anticipate overall coffee volume trends will improve compared to our second quarter, but the pricing impact of higher green coffee costs will continue through the remainder of the fiscal year. Looking forward, we do not believe there has been a fundamental change to the at-home coffee category. However, our teams will continue to focus on tactical opportunities to address the current market environment."

For the full year outlook for the fiscal year ending April 30, 2015, the Company now expects net sales to decrease approximately 1 percent, compared to 2014. Income per diluted share excluding certain items affecting comparability is expected to be in the range of $5.45 to $5.65. The Company previously projected net sales growth of 3 to 4 percent, compared to 2014, and income per diluted share excluding certain items affecting comparability to be in the range of $5.95 to $6.05.

The updated outlook reflects the Company's revised expectations for its U.S. Retail Coffee segment in fiscal 2015, including lower volume and an unfavorable relationship between price realization and green coffee costs during the last six months of fiscal 2015, compared to the same period a year ago. The Company's U.S. Retail Consumer Foods and International, Foodservice, and Natural Foods segments currently remain on track to achieve full-year segment profit growth, generally in-line with prior expectations.

As previously announced, the Company will release its second quarter results the morning of Wednesday, November 19, 2014, and conduct its second quarter fiscal 2015 earnings call and webcast that day at 8:30 a.m. Eastern Time.

Non-GAAP Measures
The Company uses non-GAAP financial measures, including income per diluted share excluding certain items affecting comparability (which are described below), as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects that are each nonrecurring in nature as well as gains and losses on commodity and foreign exchange derivatives until the related inventory is sold. Information concerning the amounts of these respective items varies depending on the Company's merger and acquisition activity, market conditions, and levels of derivative transactions with respect to a particular fiscal year, and is not determinable on a forward-looking basis. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" table.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Millstone®, Cafe Bustelo®, Cafe Pilon®, truRoots®, White Lily®, Martha White®, and Sahale Snacks® in the United States, along with Robin Hood®, Five Roses®, Carnation®, and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, and earnings, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost, including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the Company's coffee businesses, which represent a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,
	2014	2013
	(Dollars in millions, except per share data)

Net income	$ 158.3	$ 153.4
Income taxes	80.6	76.6
Certain items affecting comparability	(4.5)	10.7
Income before income taxes excluding certain items affecting comparability	$ 234.4	$ 240.7
Income taxes, as adjusted	79.0	80.2
Income excluding certain items affecting comparability	$ 155.4	$ 160.5

Weighted-average common shares outstanding	101,123,147	104,311,146
Weighted-average participating shares outstanding	698,227	819,569
Total weighted-average shares outstanding	101,821,374	105,130,715
Dilutive effect of stock options	3,250	15,251
Total weighted-average shares outstanding - assuming dilution	101,824,624	105,145,966

Income per common share excluding certain items affecting comparability - assuming dilution	$ 1.53	$ 1.53

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CONTACT: The J. M. Smucker Company, (330) 682-3000, Investors: Aaron Broholm, Director, Investor Relations, Media: Maribeth Burns, Vice President, Corporate Communications